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                                AMENDMENT TO THE
                          1993 STOCK PLAN FOR EMPLOYEES
                         OF HONEYWELL INTERNATIONAL INC.
                          [FORMERLY ALLIEDSIGNAL INC.]
                               AND ITS AFFILITATES


         The 1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates (the "1993 Plan") is hereby amended to clarify and conform the 1993 Plan to certain administrative practices and determinations, as follows:

1.       The following definitions shall be added to paragraph 2 of the Plan:

         Cause. Cause for termination by the Company of an employee's employment shall have the meaning set forth in the severance plan of the Company applicable to the employee, or, if the employee is not covered under such a plan, Cause shall have the meaning set forth in the Severance Pay Plan for Designated Employees of Honeywell International Inc. (Career Bands 1-4).

         Potential Change in Control Period. A "Potential Change in Control Period" shall commence when: (a) the company enters into an agreement, the consummation of which would result in the occurrence of a Change in control or otherwise result in an Acceleration Date (other than solely pursuant to Section 12(g) hereof); (b) the Company or any person or group publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control or otherwise result in an Acceleration Date (other than solely pursuant to Section 12(g) hereof); (c) any person or group (other than the Company, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Company or its subsidiaries) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the company or the combined voting power of the company's then outstanding securities (not including in the securities beneficially owned by such person or group any securities acquired directly from the Company or its Affiliates); or (d) the Board of Directors of the company adopts a resolution to the effect that, for purposes of the 1993 Plan, a Potential Change in Control Period has commenced. The Potential Change in Control Period shall continue until the earlier of (i) an Acceleration Date (other than an Acceleration Date occurring solely pursuant to Section 129g0 hereof) of (ii) the adoption by the Board of Directors of the Company of a resolution stating that, for purposes of the 1993 Plan, the Potential Change in Control Period has expired.

2. The 1993 Plan shall be amended by capitalizing each existing reference to "cause" in the 1993 Plan, so that such references apply to the defined term "Cause", which has been added to the 1993 Plan pursuant to paragraph 1 of this Amendment.

3. The following sentence shall be added to the end of paragraph 15(b) of the 1993 Plan:


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                  An employee participating in any tax-qualified retirement plan of the Company or an Affiliate which does not specify an early retirement age shall be deemed to have terminated due to a Retirement for purposes of this paragraph 15(b) upon the attainment by such employee of age 55 and 10 years of service with the Company or an Affiliate.

4. Paragraph 19 of the 1993 Plan shall be amended by adding the following sentence to the end thereof:

                  Further, during a Potential Change in Control Period and during a period of two years following the occurrence of an Acceleration Date (other than an Acceleration Date that is deemed to occur with respect to an Award holder solely by virtue of Section 12(g)), the Plan may not be amended in any manner adverse to the interests of Plan Participants.


This Amendment to the 1993 Plan shall be effective as of December 21, 2001.













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